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                                                                       EXHIBIT 5

                                  [LETTERHEAD]

Supervisory and Executive Board
of ING Group N.V.
Strawinskylaan 26-31
1077 XX AMSTERDAM

Date: August 20, 1997
Reference: 4198/SS/0688
Subject: ING Groep N.V., Offering of American Depositary Shares.

Dear Sirs,

     We have acted as Dutch tax counsel to ING Groep N.V. in connection with the Offering of Bearer Depositary Receipts in respect of Ordinary Shares in the form of American Depositary Shares. Hereinafter references to the term American Depositary Receipts or ADSs include Bearer Receipts as defined in the Prospectus.

     We have been provided with a draft of the Prospectus/Proxy Statement ("Prospectus/Proxy Statement") which constitutes the prospectus of ING filed with the Securities and Exchange Commission (the "Commission") as part of a Registration Statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the ADSs (and the Bearer Receipts and Ordinary Shares represented thereby) to be issued to shareholders of the Equitable of Iowa Companies, an Iowa corporation.

     We have examined the Prospectus/Proxy Statement and such other documents as we have considered necessary for the purpose of rendering this opinion, whereby we have assumed that the copies provided to us are in conformity with the original documents.

     We express no opinion on any laws other than the present Netherlands tax laws and regulations.
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August 20, 1997

                                  [LETTERHEAD]

Based upon and subject to the foregoing, we render the following opinion.

1.  Withholding Tax on Dividends.
    The Netherlands imposes a withholding tax on a distribution of a dividend at the rate of 25%. Stock dividends paid out of the Company's paid-in share premium recognized for Netherlands tax purposes are not subject to this above withholding tax.

    Under the Tax Treaty between the Kingdom of the Netherlands and the United States of America of 18 December, 1992, (the "Tax Treaty") dividends paid by ING Groep N.V. to a resident of the United States (other than an exempt organization or exempt pension trust as defined in the Tax Treaty) who is the beneficial owner of the dividends are generally eligible for a reduction of Netherlands withholding tax to 15%, provided that such resident does not have an enterprise which carries on business in the Netherlands through a permanent establishment or a permanent representative to which or to whom the ADSs (as defined in the Prospectus) are attributable or to which or to whom the ADSs belong. The Tax Treaty provides for a complete exemption from withholding for dividends received by exempt pension trusts and other exempt organizations, as defined in the Tax Treaty. Except in the case of exempt organizations other than exempt pension trusts, such reduced dividend withholding rate can be applied for at source upon payment of the dividend, provided that the proper forms have been filed in advance of the payment. Exempt organizations other than exempt pension trusts remain subject to withholding at the rate of 25% and are required to file a request for a refund of the tax withheld.

2.  Net Wealth Tax.
    Only individuals are subject to Netherlands net wealth tax, and as a consequence no net wealth tax will be imposed in respect of ADSs held by U.S. corporate shareholders. A U.S. Shareholder who is an individual will not be subject to Netherlands Net Wealth tax provided that i) the individual is not a resident or a deemed resident of the Netherlands within the meaning of Netherlands tax legislation, and ii) such individual does not have an enterprise, or an interest in an enterprise, which carries on business in the Netherlands through a permanent establishment or a permanent representative to which or to whom the ADSs are attributable or to which or to whom the ADSs belong.

3.  Taxes on Income and Capital Gains.
    A U.S. Shareholder will not be subject to Netherlands income tax or corporation tax--other than the withholding tax described above--or capital gains tax, provided that i) such Shareholder is not resident or a deemed resident of the Netherlands, ii) such shareholder does not have an enterprise or an interest in an enterprise, which in its entirety or in part carries on business in the

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August 20, 1997

                                    [LETTERHEAD]

    Netherlands through a permanent establishment or a permanent representative to which or to whom the ADSs are attributable or to which or to whom the ADSs belong and iii) such holder does not have, directly or indirectly, a substantial interest or deemed substantial interest in the share capital of ING Groep N.V. or, in the event that such holder does have such a substantial interest, such interest belongs to the business assets of an enterprise.

4.  Gift, Estate or Inheritance Tax.
    No gift, estate or inheritance tax arises in the Netherlands on a gift of ADSs by, or on the death of, a holder of ADSs who is neither resident nor deemed resident of the Netherlands, provided that i) a holder does not die within 180 days after having made a gift, while being on the moment of his death a resident or deemed resident of the Netherlands and ii) the ADSs are not attributable to an enterprise which in its entirety or in part is carried on through a permanent establishment or a permanent representative in the Netherlands and which enterprise the donor or the deceased owned, or in which enterprise the donor or the deceased owned an interest.

     This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any matters not specifically referred to herein. In particular, this opinion does not address the definition of a "substantial interest". In general, a person is deemed to have a substantial interest if he has or has had directly or indirectly at least 5% of the issued share capital or in any class of shares in the capital of ING Groep N.V. A person is also deemed to have a substantial interest if such person has the right to acquire shares in any class of shares in the capital of ING Groep N.V. which constitute -- possibly together with his existing holding of such shares -- at least a 5% interest. If a substantial interest is involved, this substantial interest shall also be deemed to comprise other types of shares in ING Groep N.V., profit-sharing certificates of ING Groep N.V., receivables from ING Groep N.V. and options.
     If such holder of the financial instruments mentioned in the previous sentence is an individual, such individual shall be deemed to own a substantial interest if he or his spouse, partner or any other person with whom he shares a household, alone or together, owns or has owned, directly or indirectly, at least 5% of the issued share capital or of any class of shares in the capital of ING Groep N.V., or has the right to acquire such an interest as meant in the previous sentence.
     In addition such a person can be deemed to have a substantial interest if not he but his spouse, his partner or any other person with whom he shares a household or any of their close relatives do have a substantial interest as described in the previous sentences.

     In this opinion Netherlands legal and fiscal concepts are expressed and described in English terms and not in their original Netherlands terms. These concepts may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions.

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August 20, 1997

                                  [LETTERHEAD]

     This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands law and be brought before a court in the Netherlands.

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an Exhibit to the Registration Statement (Form F-4) and to the reference to us under the caption "Taxation -- Netherlands" in the Prospectus/Proxy Statement of ING Groep N.V., to be dated August 21, 1997.

Yours sincerely,
KPMG Meijburg & Co

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
By:

/s/ S.P. SPIERENDONK                            /s/ A.J.C. VAN KEMENADE
---------------------------------------------   ---------------------------------------------
S.P. Spierendonk                                A.J.C. van Kemenade
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